UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2006

CBEYOND COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51588	59-3636526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Interstate North Parkway, Suite 300

Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 424-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On February 8, 2006, our wholly-owned subsidiary Cbeyond Communications, LLC entered into a credit agreement with Bank of America that provides for a secured revolving line of credit for up to $25.0 million. The following description of the revolving line of credit briefly summarizes the facility’s terms and conditions that are material to us and is qualified in its entirety by reference to the full text of the credit agreement, which is filed as an exhibit hereto.

General. The secured revolving line of credit will terminate on February 8, 2011. The revolving line of credit will be available to finance working capital, capital expenditures, and other general corporate purposes. All borrowings are be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest and Fees. The interest rates applicable to loans under the revolving line of credit are floating interest rates that, at our option, will equal a LIBO rate or an alternate base rate plus, in each case, an applicable margin. The base rate is a fluctuating interest rate equal to the higher of (a) the prime rate of interest per annum publicly announced from time to time by Bank of America, as administrative agent, as its prime rate in effect at its principal office in New York City and (b) the overnight federal funds rate plus 0.50%. The interest periods of the Eurodollar loans are one, two, three or six months, at our option. The applicable margins for LIBO rate loans are 2.25%, 2.50%, and 2.75% for loans drawn in aggregate up to $8.3 million, between $8.3 million and $16.6 million, and between $16.6 million and $25.0 million, respectively. The applicable margins for alternate base rate loans are 0.75%, 1.00%, and 1.25% for loans drawn in aggregate up to $8.3 million, between $8.3 million and $16.6 million, and between $16.6 million and $25.0 million, respectively. In addition, we are required to pay to Bank of America under the revolving line of credit a commitment fee for unused commitments at a per annum rate of 0.50%.

Prepayments. Voluntary prepayments of loans and voluntary reductions in the unused commitments under the revolving line of credit are permitted in whole or in part, in minimum amounts and subject to certain other limitations. Mandatory prepayments are required in an amount equal to 100% of the net cash proceeds of all asset sales or dispositions received by us or any of our subsidiaries greater than $0.5 million in any calendar year and 100% of the net proceeds from the issuance of any debt, other than permitted debt. Mandatory prepayments will permanently reduce the revolving credit commitment.

Security. All of our direct and indirect subsidiaries are guarantors of our obligations under the revolving line of credit. All amounts owing under the line of credit (and all obligations under the guaranties) will be secured by a first lien on all tangible and intangible assets, whether now owned or hereafter acquired, subject (in each case) to exceptions satisfactory to Bank of America.

Covenants and Other Matters. The revolving line of credit requires us to comply with certain financial covenants, including minimum consolidated EBITDA, minimum leverage ratio, as determined by our debt divided by EBITDA, and maximum capital expenditures.

The revolving line of credit also includes certain negative covenants restricting or limiting our ability to, among other things:

•	declare dividends or redeem or repurchase capital stock or make other stockholder distributions;

•	prepay, redeem or purchase certain debt;

•	guarantee or incur additional debt, other than certain permitted indebtedness, including permitted purchase money indebtedness and capital leases;

•	engage in sale leaseback transactions;

•	make loans or investments;

•	grant liens or other security interests to third parties, other than in connection with permitted indebtedness and capital leases;

•	engage in mergers, acquisitions, investments in other businesses, or other business combinations;

•	transfer assets;

•	change our fiscal reporting periods or method of accounting; and

•	enter into transactions with affiliates.

The revolving line of credit also contains certain customary representations and warranties, affirmative covenants, notice provisions, indemnification and events of default, including change of control, cross-defaults to other debt and judgment defaults.

ITEM 9.01	EXHIBITS

(c) Exhibits

Exhibit Number	Description
99.1	Credit Agreement, dated February 8, 2006, by and among Cbeyond Communications, LLC, Bank of America and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2006	CBEYOND COMMUNICATIONS, INC. By: /s/ J. Robert Fugate J. Robert Fugate Chief Financial Officer